Contacts:

Pete Michielutti	Stacy Kruse
Chief Financial Officer	Treasurer, Director of Finance
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

Wilsons The Leather Experts Inc. Announces Agreement for
$35 million in Financing

MINNEAPOLIS — (BUSINESS WIRE) — April 26, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced that it has entered into a definitive common stock and warrant purchase agreement for the sale in a private placement of 17,948,718 shares of newly issued Common Stock to two investors at a purchase price of $1.95 per share. This transaction will provide the Company with $35.0 million in new equity before expenses. Wilsons Leather intends to use the proceeds from the issuance of the Common Stock to repay its 11 1/4% Senior Notes due August 15, 2004, and for general working capital purposes. Wilsons Leather expects, subject to approval of the bank syndicate, that the repayment of the Senior Notes will allow the Company to borrow under its revolving credit facility.

     As additional consideration for the investors’ commitment, Wilsons Leather has issued two million warrants exercisable for five years, and at closing will issue an additional two million warrants to the investors exercisable for five years, each at an exercise price of $3 per share. The closing of the transaction is subject to certain closing conditions, the principal conditions being the approval of the Company’s shareholders and bank syndicate. There can be no assurance that shareholder or bank syndicate approval will be obtained or that all conditions to closing will be met.

     The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the Company has agreed to file a registration statement on Form S-3 no later than 30 days after the closing of the transaction with the Securities and Exchange Commission for purposes of registering the resale of the shares of Common Stock issued in the private placement.

     This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the Company’s securities under the resale registration statement will be made only by means of a prospectus.

     Because the negotiations relating to the financing have been completed before April 30, 2004, the day on which Wilsons Leather’s annual report on Form 10-K is due, Wilsons Leather anticipates that it will be able to give effect to the potential impact on the disclosures set forth in the annual report without unreasonable effort or expense and anticipates that its independent public accountants may not be required to include in their report an explanatory paragraph as to substantial doubt about its ability to continue as a going concern.

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of April 3, 2004, Wilsons Leather operated 460 stores located in 45 states and the District of Columbia, including 336 mall stores, 107 outlet stores and 17 airport stores. During the month of January 2004, the Company engaged an independent liquidator to operate 111 stores that are expected to close in the next 30 to 45 days. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 229 seasonal stores in 2003.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and relate to, among other things, the Company’s ability to obtain necessary financing and access its credit facility. Factors that could cause actual results to differ include: failure to satisfy all closing conditions, including obtaining necessary shareholder and bank syndicate approval; risks associated with our debt service, including shareholder dilution relating to amending, refunding, renewing, extending, or refinancing our 11 1/4% Senior Notes; unseasonable weather; seasonality of the business; economic downturns; failure of results of operations to meet expectations of research analysts; changes in customer shopping patterns; change in consumer preferences and fashion trends away from leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; risks associated with future growth; disruptions in product supplies; decreased availability and increased cost of leather; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; anti-takeover effects of classified board provisions in our articles of incorporation and by-laws; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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